                                           Registration Statement No. 33-92166
                                                     Rule 424(b)(3) Prospectus

                              MARK SOLUTIONS, INC.

                              SUPPLEMENT PROSPECTUS

     The following supplement prospectus dated September 15, 1997 amends, supplements and restates the prospectus of Mark Solutions, Inc. (Registration Statement No. 33-92166) dated July 31, 1996.

Prospectus

                             MARK SOLUTIONS, INC.
                       1,343,425 Shares of Common Stock


     This prospectus is being delivered to holders of the warrants to purchase shares of common stock, $.01 par value (the "Common Stock") of Mark Solutions, Inc. ("Mark") described below. Mark is offering up to 375,600 shares to holders of the Class A Warrants pursuant to the exercise of such warrants.

     In addition, of the shares of Common Stock being offered by this prospectus, 967,825 shares, which may be acquired by selling shareholders pursuant to the exercise of outstanding warrants, may be sold. See "Selling Shareholders". The Selling Shareholders may sell such shares in the open market or in privately negotiated transactions. While Mark will receive proceeds from the exercise of the Warrants, Mark will receive no proceeds from the resale of Common Stock by the Selling Shareholders.

     All of the foregoing shares have been registered under prior registration statements.

     Mark currently has 3,619,425 shares of Common Stock underlying outstanding warrants, of which 967,825 are registered pursuant to registration statements of which this prospectus forms a part. Mark registered these shares pursuant to agreements and understandings with the holders of the Warrants. The registration of the Common Stock underlying the Warrants will facilitate the exercise of the Warrants. To the extent the Warrants are exercised, Mark will receive proceeds for working capital purposes.

Class A Warrants. The 375,600 outstanding redeemable common stock purchase warrants expiring on December 31, 1997 (the "Class A Warrants"). Each Class A Warrant represents the rights to purchase one share of Common Stock at a price of $ 3.25 per share.

Finance Warrants. The 226,158 outstanding common stock purchase warrants (the "Finance Warrants") were issued in connection with debt and equity financings of Mark. The Finance Warrants expire on various dates beginning December 31 ,1997 and ending May 16, 1998 and each represents the right to purchase one share of Common Stock at a price ranging from $ 2.50 to $ 15.00.

Consultant Warrants. The 400,000 outstanding common stock purchase warrants (the "Consultant Warrants") were issued to consultants. The Consultant Warrants expire on December 31, 1997 and each represents the right to purchase one share of Common Stock at a price ranging from $ 2.50 to $ 2.75.

Private Placement Warrants. The 170,000 outstanding common stock purchase warrants (the "Private Placement Warrants") were issued in connection with Mark's unit offering in January and February 1995. The Private Placement Warrants expire on December 31 ,1997 and each represents the right to purchase one share of Common Stock at a price of $ 2.00.

Director Warrants. The 15,000 outstanding common stock purchase warrants (the "Director Warrants") were issued to directors of Mark. The Warrants expire on October 31, 1997 and each represents the right to purchase one share of Common Stock at a price of $ 3.25.

Miscellaneous Warrants. The 156,667 outstanding common stock purchase warrants (the "Miscellaneous Warrants") were issued in other business transactions. The Miscellaneous Warrants expire on various dates beginning November 3, 1997 and ending August 17, 1998 and each represents the right to purchase one share of Common Stock at a price ranging from $ 2.625 to $10.50 per share.

     The Class A Warrants, Finance Warrants, Consultant Warrants, Private Placement Warrants, Director Warrants and Miscellaneous Warrants are collectively referred to as the "Warrants".

               THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND
            SUBSTANTIAL DILUTION. See "Risk Factors" and "Dilution".

     The Common Stock is traded on NASDAQ Small Cap Market under the symbol "MCSI". The Class A Warrants are traded in the over-the-counter market and are quoted in the National Daily Quotation Sheets. On September 12, 1997, the closing price of the Common Stock was $ 4.3125 per share. There has been no reported trade in the Class A Warrants since February 1996.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------
               The date of this Prospectus is September 15, 1997.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities being offered pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                              AVAILABLE INFORMATION

     Mark has filed with the Commission a Registration Statement on Form S-3

(together with all amendments and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Mark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Mark files reports and other information with the Commission.

     The Registration Statement, reports and other information filed by Mark with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, 1801 California Street, Suite 4800, Denver Colorado 80202 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains an internet site (http:// www.sec.gov) that contains reports, proxy statements and other information regarding Mark, which is an electronic filer under Regulation S-T.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Mark (Commission File No. 0-17118) with the Commission pursuant to the Exchange Act are incorporated and made a part of this Prospectus by reference:

(1) Mark's Annual Report on Form 10-K for the year ended June 30,
    1996, as amended;

(2) Mark's Quarterly Report on Form 10-Q for the period ended
    September 30, 1996;

(3) Mark's Quarterly Report on Form 10-Q for the period ended
    December 31, 1996, as amended;

(4) Mark's Quarterly Report on Form 10-Q for the period ended
    March 31, 1997, as amended;

(5) Mark's Current Report on Form 8-K dated May 28, 1996 as amended;

(6) The description of the Common Stock contained in the Registration Statement on Form 8-A.


     All documents filed by Mark pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering contemplated by his Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modified or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Mark undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in the Prospectus, other than exhibits to such documents (unless such documents are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ms. Cheryl Gomes, Mark Solutions, Inc., 1515 Broad Street, Bloomfield, New Jersey 07003, Telephone Number (201) 893-0500.

                                TABLE OF CONTENTS

                                                           Page
                                                           ----
Available  Information  . . . . . . . . . . . . . . . . .     3
Incorporation of Certain Documents by Reference . . . . .     4
The Company . . . . . . . . . . . . . . . . . . . . . . .     6
Summary Selected Financial Data . . . . . . . . . . . . .     7
Certain Information about Outstanding
   Equity Securities of Mark. . . . . . . . . . . . . . .     8
Risk Factors. . . . . . . . . . . . . . . . . . . . . . .     9
Dilution. . . . . . . . . . . . . . . . . . . . . . . . .    13
Use of Proceeds . . . . . . . . . . . . . . . . . . . . .    13
Selling Shareholders  . . . . . . . . . . . . . . . . . .    14
Plan of Distribution  . . . . . . . . . . . . . . . . . .    16
Legal Matters . . . . . . . . . . . . . . . . . . . . . .    17
Experts . . . . . . . . . . . . . . . . . . . . . . . . .    17

                                   THE COMPANY

     Mark Solutions, Inc. ("Mark") is a Delaware corporation which operates its various businesses through wholly-owned subsidiaries and a division.

       Mark is engaged in the design, manufacture and/or installation of (i) modular steel cells for housing of the general prison population as well as for use as infectious disease isolation units for correctional institutions and health care facilities, (ii) a treatment booth for communicable diseases and
(iii) diagnostic support and archiving computer systems marketed under the name "IntraScan". In its marketing of modular steel products, Mark responds to public bids and pursues joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally.

     Mark's modular cells meet or exceed all applicable building and safety code requirements in the United States and can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time. Management also believes that its prefabricated modular cell manufacturing process has other applications such as temporary emergency housing and permanent shelters, although no assurances can be given that such applications will be successfully developed and marketed.

     Management believes that continued nationwide judicial and legislative emphasis on an expedient easing of the overcrowding conditions of correctional institutions, as well as the increase in the demand for isolation and treatment quarters for both correctional institutions and healthcare facilities, due to the rise in communicable diseases such as tuberculosis and the HIV virus, present a significant growth opportunity for Mark. However, there can be no assurance that any such business will develop.

     Mark was incorporated under the laws of the State of Delaware on September 29, 1986 under the name "Showcase Cosmetics, Inc." Mark's principal executive office is located at Parkway Technical Center, 1515 Broad Street, Bloomfield, New Jersey 07003 and its telephone number is (201) 893-0500.

                         SUMMARY SELECTED FINANCIAL DATA

     The following summary selected financial data is based upon financial information incorporated herein and such summary information should be read in conjunction with such financial statements and notes thereto.

Income Statement Data:

                                             Nine Months Ended
                                                  March 31                                Fiscal Years Ended June 30
                                    -----------------------------------                   --------------------------
                                         1997                  1998                1996              1995               1994
                                    -----------------------------------       ---------------------------------------------------

Revenues                            $ 3,276,578           $ 3,206,371         $ 3,454,615       $ 6,125,573        $ 3,183,073

Cost and Expenses                     5,564,803             8,518,483           8,158,483         9,852,303          6,233,374

(Loss) From Continuing
  Operations                         (2,998,801)           (3,306,705)         (5,110,559)       (3,812,635)        (3,144,510)

(Loss) From Discontinued
  Operations                            ---                (  104,503)         (  104,503)       (1,377,438)        (  993,620)

Net Income (Loss)                    (2,998,801)           (3,411,208)         (5,215,062)       (5,190,073)        (4,138,130)

Earnings (Loss) per Share            (  $   .21)           (  $   .27)         (  $   .41)       (  $   .48)        ( $    .47)

Weighted Average
  Shares Outstanding                 13,974,665            12,500,250          12,732,022        10,726,204          8,802,543


Balance Sheet Data:

                                                                                                   At June 30
                                                 At March 31                                     --------------
                                                     1997                           1996              1995               1994
                                                 -----------                  ---------------------------------------------------

Working Capital (Deficit)                        $ 1,362,231                  $   675,864        $  (48,112)        $  216,635

Total Assets                                       4,839,033                    3,083,763         3,978,383          4,953,651

Long-term Obligations                              1,739,343                       50,297            19,665              8,313


Total Liabilities                                  3,787,126                    1,004,362         2,189,322            918,006

Stockholders' Equity                               1,051,907                    2,079,401         1,789,061          4,035,645

         CERTAIN INFORMATION ABOUT OUTSTANDING EQUITY SECURITIES OF MARK

Common Stock ...........................      14,766,849 shares
Class A Warrants .......................         375,600 warrants
Finance Warrants(1) ....................         226,158 warrants
Consultant Warrants ....................         400,000 warrants
Private Placement Warrants .............         170,000 warrants
Director Warrants ......................          15,000 warrants
Miscellaneous Warrants(2) ..............         156,667 warrants
Employee/Director Options(3) ...........       1,371,000 warrants
Other Warrants/Options(4) ..............         905,000 warrants

---------------

(1) Of such warrants 200,000 are exercisable at $ 2.50 per share and 26,158 are exercisable at $ 15.00 per share.

(2) Of such warrants 150,000 are exercisable at $ 2.625 per share and 6,667 are exercisable at $ 10.50 per share.

(3) Of such warrants 402,500 are exercisable at $ 1.25 per share; 495,000 are exercisable at $ 2.00 per share; 250,000 are exercisable at $ 2.75 per share; 103,500 are exercisable at $ 3.25 per share and 120,000 are exercisable at $ 5.75 per share.

(4) Of such warrants 50,000 are exercisable at $ 1.25 per share; 200,000 are exercisable at $ 2.00 per share; 10,000 are exercisable at $ 4.25 per share; 150,000 are exercisable at $ 5.125 per share; 305,000 are exercisable at $ 5.375 per share; 75,000 are exercisable at $ 5.50 per share; 55,000 are exercisable at $ 5.71 per share and 60,000 are exercisable at $ 5.75 per share.

                                  RISK FACTORS

     Prospective investors in the Common Stock should give careful consideration to the following risks in making a decision concerning the securities offered hereby.

         1. Poor Financial Condition. Mark has experienced significant operating losses and working capital and liquidity deficiencies over the past several years. Mark had net losses of $ 5,215,062 and $ 5,190,073 for the fiscal years ended June 30, 1996 and 1995. In addition, Mark had an accumulated deficit of $ 22,316,660 at June 30, 1996. Mark has and will continue to experience such financial difficulties in the foreseeable future absent significant increases in the sale of modular cells, its principal product. Accordingly, based on past operating results there can be no assurance that Mark will be able to operate profitably. Mark's poor financial condition could adversely effect its ability to raise additional working capital pursuant to private sales of its securities.


     2. Limited Market; Contracts for Modular Cells. Mark has derived substantially all of its revenue from the sale of its modular cells and disease containment units to correctional institutions and management believes that the sale of these products will continue to represent the substantial majority of Mark's operating revenues through December 31, 1997. The correctional institution market presents substantial sales obstacles. Unless the project is very small, correctional institutions, like other government agencies, must submit proposed projects to public bidding by prospective suppliers. The purchasing agency is obligated to select from among the bidders based on objective criteria. On the other hand, private purchasers generally do not require bidding and a vendor such as Mark would have the opportunity to convince the purchaser to deal with Mark to the exclusion of competitors.

     Mark continually bids on and solicits joint venture opportunities regarding construction projects utilizing its modular steel cell products. At present, Mark is not participating in any projects under a joint venture format. Mark currently has contracts for it modular cells aggregating approximately
$ 4,300,000 in revenue for the period beginning January 1, 1997 to August 31, 1997.

     3. Working Capital Requirements. The ultimate success of Mark may depend upon its ability to raise additional equity or obtain debt financing until it can improve its operating results. To date Mark has primarily met its working capital requirements by the private issuance of its securities, including the Debentures. Absent proceeds from the exercise of outstanding warrants and improvement in the operations of Mark, management believes that its present available working capital will be utilized by September 30,

1997. In the event Mark must seek other sources of working capital, it will most likely have to rely on additional private sales of its equity or debt securities. While Mark has been successful in raising working capital through private sources in the past, no assurance can be given that such sources will be available, or, if available, on terms satisfactory to Mark. Mark will initially look to the exercise of outstanding warrants to the extent that additional working capital is necessary.

     4. Significant Contract. Effective March 15, 1996, Mark received a three-year contract for modular cells from the State of New York. Management anticipates that this contract will generate revenues of approximately $ 50,000,000 over the three years ending December 31, 1999, which would represent Mark's largest contract to date. The agreement has a stated estimate of 2,455 cells, however no minimum volume is guaranteed. In addition, the State of New York reserves the right to renegotiate the stated contract prices or solicit third party bids for any single order of 700 or more cells. Accordingly, no assurances can be given that Mark will realize the revenues estimated by management. On August 25, 1997, Mark received a purchase order of approximately $ 12,000,000 from New York State under this contract which is scheduled to be completed by December 31, 1997.


     5. Competition. The construction industry in general and the government construction industry in particular are highly competitive. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facility construction, Mark competes for market share with a number of major construction companies. Such competition is not with respect to any particular project, but in efforts to convince the purchasing agency to utilize steel cell construction rather than traditional methods. With respect to those projects which incorporate modular steel cell specifications in its design criteria, other companies are beginning to enter the field. Some of these companies have greater financial resources than Mark. In addition, a number of manufacturers which have greater financial and marketing resources than Mark, and which currently produce sheet metal products, could ultimately enter the modular cell business in competition with Mark. Accordingly, there can be no assurance that Mark will be able to successfully compete in the market for modular steel cells, which are Mark's most significant product.

     6. Dependence on Key Person. Mark is dependent upon the continued services of Carl C. Coppola, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. Mark is the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.

     7. Bonding Qualifications. In connection with some government construction projects, Mark is required to provide performance and completion bonds as a condition to submission or participation in a bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of third parties, including Mark's president and or another business entity owned by an outside director. To date Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and have a material adverse effect on the operations of Mark.

     8. Recent Trading Prices; Nasdaq Listing Maintenance Requirements. From February 27, 1997 to June 20, 1997, Mark's Common Stock traded below $ 2.00 per share, including trades at below $ 1.00 per share. Mark's Common Stock trades on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market. To be eligible for continued listing of its Common Stock, Mark is required to maintain a bid price of $ 1.00 per share. If Mark fails to maintain its Nasdaq Small Cap Market listing, the liquidity of the Common Stock would be adversely affected. In addition, Mark's ability to raise additional working capital through sales of its equity securities would also be adversely affected.

     9. Potential Application of Exchange Act "Penny Stock" Rules. In the event Mark fails to maintain its Nasdaq Small Cap Market listing due to the failure to meet the minimum bid price requirements, Mark's Common Stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to addition sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, certain brokers will not effect transactions in "penny stocks", which could have an adverse effect on the liquidity of the security and make selling it more difficult.

     10. Impact of Conversion Price of Debentures and Exercise Price of Outstanding Warrants and Options on Trading Prices of Common Stock. Holders of $ 750,000 in principal amount convertible debentures have the right to convert such debentures into shares of Common Stock at the lesser of (i) the discounted rate of 80% of the current bid price on the date of conversion or $ 2.125 per share. Holders of $ 1,550,000 in principal amount convertible debentures have the right to convert such debentures into shares of Common Stock at $ .80 per share. In addition, Mark has outstanding warrants and options to purchase 2,811,600 shares of Common Stock at an exercise price which is less than the current trading price. Due to the purchase price of the foregoing securities, rises in the trading price of the Common Stock may met resistance due to the potential sale of the underlying Common Stock. See "Certain Information About Outstanding Equity Securities of Mark".

     11. Subcontractor Credit Risk. Mark's manufacturing operations are limited to the steel modular cell for use as one component of correctional institution projects. Therefore, Mark may not be the prime contractor on a project, but a subcontractor. Under these circumstances, Mark usually will not have the direct financial obligation of the government agency or other purchaser, but will be primarily relying on the prime contractor regarding payment for its products. This presents a greater credit risk to Mark.

     12. Related Party Transactions. Mark has been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While Mark believes these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

     13. No Dividends. Mark has never paid a cash dividend on its Common Stock. Mark does not intend to pay in the foreseeable future, cash dividends on the Common Stock but intends to retain its earnings to finance growth.

                                    DILUTION

     Dilution is a reduction in the value of the warrantholder's investment measured by the difference between the exercise price and the book value of a share of Common Stock. Book value is equal to stockholders' equity applicable to Common Stock as shown on Mark's balance sheet divided by the number of shares outstanding.

     At March 31, 1997, Mark had a tangible book value of less than $ .01 per share. A person exercising a Warrant will incur dilution to the extent that the exercise price exceeds the tangible book value (offset by any increase in book value due to the exercise of Warrants). Assuming full exercise of the Warrants to which this Prospectus relates, at March 31, 1997 Mark would have a tangible book value of $ .24 per share. The following table sets forth the range of immediate dilution in tangible book value which would be incurred by the holders of the Warrants.

                                               Percentage of
Warrant Per Share            Dilution          Dilution from
  Exercise Price            per Share          Exercise Price
  --------------            ---------          --------------
  $ 2.00                    $  1.76                 88%
    2.625                      2.385                91
    3.00                       2.76                 92
    4.00                       3.76                 94
   10.00                       9.76                 98
   15.00                      14.76                 98


                                 USE OF PROCEEDS

    The net proceeds, if any, to be received by Mark from the exercise of the Warrants, after paying fees and expenses estimated to be approximately $ 40,000 will be used to the extent available for general corporate purposes, including working capital. The primary use of these proceeds will be to fund the selling, general and administrative expenses as well as to finance new projects if and when awarded. Pending utilization, Mark may invest the proceeds received in certificates of deposit or other short-term interest bearing securities.

                              SELLING SHAREHOLDERS

     Of the 1,343,425 shares of Common Stock offered hereby 967,825 may be offered by the following warrant holders subsequent to their purchase of shares of Common Stock from Mark pursuant to the exercise of Warrants.

                                                                Shares to
                                          Number of          be Owned After
                                        Shares Subject       Offering/% of
Name                                     to Warrants       Outstanding Shares
----                                     -----------       ------------------
Finance Warrants
Carl Coppola(1)                             200,000           1,693,200/11.4%
Chester Daniel, Inc.                         13,079                 0
Brookehill Equities, Inc.(2)(3)              13,079             862,713/5.8%

Consultant Warrants

Steven Markowitz                            100,000                 0
Joseph Sorbarra                             100,000                 0
Salvani Investments, Inc.(3)                150,000           1,009,956/6.8%
Cycle Contractors, Inc.                      50,000                 0

Private Placement Warrants

Noam Gottesman                               50,000                 0
Jonathan Green                               50,000                 0
James R. Paradise                            40,000                 0
Edmund R. Miller                             30,000                 0

Directors Warrants

Richard Branca                                5,000             65,000/*
Ronald E. Olszowy                             5,000             50,000/*
William Westerhoff                            5,000                 0

Miscellaneous Warrants

LMD Industries Inc.                           6,667                 0
Bergen Engineering Co., Inc.(4)             150,000                 0

-------------------

(1) Officer and/or Director of Mark
(2) Company owned by Walter Grossman
(3) Principal Shareholder of Mark
(4) Company owned by Richard Branca, a director of Mark
(*) Less than 1 %

Finance Warrants

     In May 1993, Mark granted warrants to purchase shares of Common Stock to

Chester Daniel Inc. and Brookehill Equities, Inc. as compensation for acting as placement agent for the private placement of Common Stock during April through June 1993 which raised gross proceeds of $ 1,961,850.

     In connection with a bridge loan of $ 400,000 made in January 1995 Mark granted Carl Coppola warrants to purchase shares of Common Stock.

     Each of the foregoing issuances was effected in reliance of the registration exemption provided for by Section 4(2) of the Securities Act as not involving a public offering.

Consultant Warrants

     On May 9, 1994 Mark granted to Steven Markowitz, Joseph Sobarra, Salvani Investments, Inc. and Cycle Contractors, Inc. warrants to purchase shares of Common Stock as compensation for investment relations, financial advisory and marketing services.

     Each of the foregoing issuances was effected in reliance of the registration exemption provided for by Section 4(2) of the Securities Act as not involving a public offering.

Private Placement Warrants

     In January through February 1995, Mark issued 641,549 warrants exercisable at $ 2.00 per share to investors in Mark's private placement of 641,549 Units consisting of two shares of Common Stock and one warrant which raised gross proceeds of $ 2,245,424.

     The sale of 511,549 of these Units was effected in reliance on the registration exemption provided by Section 4(2) of the Securities Act pursuant to Rule 506 of Regulation D. The sale of 130,000 of these Units was effected in reliance on Regulation S promulgated under the Act as an offering to non U.S. persons.

Directors Warrants

     Each of Mark's nonemployee directors have been granted warrants to purchase 5,000 shares of Common Stock at $ 3.25 per share for serving in such capacity.

Miscellaneous Warrants

     In connection with Mark's Jackson, Michigan modular cell project, Bergen Engineering agreed to obtain and guarantee the necessary construction bonds through its bonding company. As partial compensation for providing this guarantee, Bergen Engineering received warrants to purchase shares of Common Stock at $ 2.625 per share.

     Mark assumed warrants granted by its predecessor, Showcase Cosmetics, Inc. to LMD Industries, Inc. to purchase 6,667 shares of Common Stock for $ 10.50 per share in consideration of a sale of inventory to Showcase Cosmetics, Inc. on highly favorable payment terms.

     Each of the foregoing issuances was effected in reliance of the registration exemption provided for by Section 4(2) of the Securities Act as not involving a public offering.

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

                             PLAN OF DISTRIBUTION

     The sale of shares of Common Stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the Common Stock from time to time.

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

                                LEGAL MATTERS

     Timothy J. McCartney, Esq. has acted as counsel for Mark and has rendered an opinion on the validity of the shares of Common Stock to be issued upon exercise of the Warrants.


                                   EXPERTS

     Mark's consolidated balance sheets as of June 30, 1996 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Sax Macy Fromm & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                      17